T3 Motion Visionary and Founder, Ki Nam, named as CEO for R3 Motion, Inc.

Costa Mesa, CA (July 19, 2012) www.t3motion.com - T3 Motion, Inc. (NYSE AMEX:TTTM), a producer of clean/green personal transportation technology for the law enforcement and security markets, announced that Ki Nam, visionary founder of T3 Motion, will immediately assume the role of Chief Executive Officer of R3 Motion Inc., a wholly owned subsidiary of T3 Motion Inc., that will focus on launching the R3 Motion consumer vehicle.

Mr. Nam and R3 Motion will seek joint venture partners for this new endeavor to bring the R3 into production.  R3 Motion will have an exclusive licensing arrangement with T3 Motion for all intellectual property related to the design and production of the R3 Motion consumer vehicle.

In addition, R3 Motion will become the exclusive marketing agent of T3 Motion products in the Republic of Korea.  In order to focus his efforts on this endeavor, Mr. Nam has resigned as an officer and Chairman of T3 Motion.  He will remain as a director and a valued advisor.

“We are confident that Ki Nam’s unique vision and entrepreneurial expertise will ensure great success with R3 Motion. T3 Motion will continue to focus on expanding our patented award-winning products to commercial markets and we look forward to faster growth and improving financial performance in the months ahead,” said Rod Keller, Chief Executive Officer of T3 Motion, Inc.

About T3 Motion, Inc.

T3 Motion, Inc. (AMEX: TTTM) is headquartered in Orange County, California, and is dedicated to raising the bar on law enforcement and security capabilities in personal transportation technology. For more information, visit www.t3motion.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding T3 Motion’s business, which are not historical facts, are "forward-looking statements" that are not guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, factors associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering. For additional information concerning these and other factors that may cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Registration Statement filed on Form S-1, as amended, and in the periodic reports the Company files from time to time with the Securities and Exchange Commission.

Company Contact	Investor Relations Contact
Rod Keller	DJ Carney
T3 Motion	T3 Motion
(714) 619-3600	(714) 619-3600
investor@t3motion.com	investor@t3motion.com